UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 15, 2017

THE NAVIGATORS GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-15886	13-3138397
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street, 8th Floor, Stamford, Connecticut		06901
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (203) 905-6090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On December 15, 2017, The Navigators Group, Inc., a Delaware corporation (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Ackermans & van Haaren NV, a Belgian limited liability company (“AvH”), SIPEF NV, a Belgian limited liability company (“SIPEF”), Mr. Jozef Gielen, an individual (“Gielen”), and Kapimar Comm.V, a Belgian limited liability company (“Kapimar” and together with AvH, SIPEF and Gielen, collectively the “Sellers”), pursuant to which the Company agreed to purchase all of the shares of Bracht, Deckers & Mackelbert NV, an insurance underwriting agency organized under the laws of Belgium (“BDM”), and Assurances Continentales – Continentale Verzekeringen NV, an insurance company licensed under the laws of Belgium (“ASCO”).  In the proposed transaction, the Company will also acquire Canal Re S.A., a reinsurance company licensed under the laws of the Grand Duchy of Luxembourg and a wholly-owned subsidiary of ASCO (“Canal Re”).

As aggregate consideration for the purchase of the shares of BDM and ASCO, the Company will pay EUR 35 million in cash at the closing of the transaction.  The closing of the transaction is subject to the satisfaction or waiver of customary closing conditions, including among other things, regulatory approvals from the National Bank of Belgium (Nationale Bank van Belgie/Banque Nationale de Belgigue) with respect to the transfer of ASCO shares and from the Luxemburg Insurance Commission (Commissariat aux Assurances) with respect to the indirect transfer of the shares of Canal Re.  The Purchase Agreement contains customary representations and warranties made by the Company and Sellers and customary covenants, and provides for indemnification, among other things, for breaches of those representations, warranties and covenants, subject to terms and limitations described in the Purchase Agreement.

The Purchase Agreement may be terminated under certain circumstances, including (i) by either the Company or Sellers due to a failure to obtain the necessary regulatory approvals noted above on or before May 31, 2018; or (ii) by either the Company or Sellers if the other party has failed to fulfill its specified conditions to closing the transaction on or before the scheduled date of the closing. In the event that the specified conditions to closing for the Sellers are otherwise satisfied and the Sellers terminate the Purchase Agreement due to a failure by the Company to fulfill its specified conditions to closing, the Company is required to pay the Sellers a termination fee equal to EUR 5 million. In the event that the specified conditions to closing for the Company are otherwise satisfied and the Company terminates the Purchase Agreement due to a failure by a Seller to fulfill its specified conditions to closing, such Seller is required to pay the Company a termination fee equal to EUR 10 million. Additionally, the Sellers have agreed to reimburse the Purchaser up to EUR 5 million in the event of adverse development of claims incurred prior to December 31, 2016 as measured on December 31, 2019.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to this Form 8-K and is incorporated by reference herein. The Company has omitted schedules, exhibits and similar attachments to the Purchase Agreement pursuant to Item 601(b)(2) of Regulation S-K, but will furnish a copy of any such documents to the Securities and Exchange Commission upon request.

The Purchase Agreement contains representations and warranties that the parties made to and solely for the benefit of each other and may be subject to a contractual standard of materiality different from what might be viewed as material to the Company’s shareholders or investors. The assertions embodied in those representations and warranties are qualified by information disclosed to the applicable parties in connection with signing the Purchase Agreement. Accordingly, the Company’s shareholders and other investors should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01.	Regulation FD Disclosure

The following information is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”  This information, including Exhibit 99.1 attached hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

On December 18, 2017, the Company issued a press release announcing that the Company entered into the Purchase Agreement. The press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

2.1	Share Purchase Agreement, dated December 15, 2017, between The Navigators Group, Inc., Ackermans & van Haaren NV, SIPEF NV, Mr. Jozef Gielen and Kapimar Comm.V.

99.1	Press Release, dated December 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.

By:	/s/ Emily B. Miner
Name : Emily B. Miner
Title: Senior Vice President and General Counsel

Date: December 18, 2017